Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 (including any amendments thereto) filed by LRR Energy, L.P., or the Partnership, to our firm and to our reports, dated June 10, 2011, with respect to estimates of reserves and future net revenues as of December 31, 2010 and March 31, 2011, filed as an appendix to the prospectus included in the Partnership’s Registration Statement on Form S-1 (File No. 333-174017) and/or as an exhibit to such Registration Statement. We further consent to the incorporation by reference to our firm as experts in such Registration Statement, including the prospectus.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ J. Carter Henson, Jr.
J. Carter Henson, Jr., P.E.
Senior Vice President

Houston, Texas
November 16, 2011